Exhibit 8.2

WRITERS’ DIRECT DIAL NUMBER

WRITER’S EMAIL ADDRESS

August 14, 2015

Barrick Gold Corporation

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Barrick Gold Corporation, a corporation existing under the laws of Ontario (the “Company”), in connection with the Company’s dividend reinvestment plan (the “Plan”) established for use in connection with dividends payable after August 31, 2015. In connection with the Plan, the Company filed a Registration Statement on Form F-3 on August 14, 2015 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of 10,000,000 of the Company’s common shares (the “Common Shares”), which represents the estimated maximum number of Common Shares that may be issued by the Company in connection with the Plan.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the U.S. Department of Treasury (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, possibly with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect the conclusions set forth herein. There can be no assurance, moreover, that any opinion expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court.

Based upon the foregoing, although the discussion in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax consequences of participation under the Plan, we hereby confirm that the statements of law (including the qualifications thereto) under such heading represent our opinion of the material U.S. federal income tax consequences of participation under the Plan, subject to certain assumptions expressly described in the Registration Statement under such heading.

We express no other opinion, except as set forth above. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or subsequent changes in applicable law. Any changes in the facts set forth or assumed herein may affect the conclusions stated herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Canada.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Barrick Gold Corporation

    TD Canada Trust Tower, Suite 3700

        161 Bay Street, P.O. Box 212

            Toronto, Ontario

                Canada M5J 2S1

O